The BlackRock North American Government Income Trust Inc.
	Exhibit 77C
811-6443

77C- Matters submitted to a vote of security holders.



	The Annual Meeting of Trust Shareholders was held May 23, 2002 to vote on the following matter:

To elect two Directors as follows:

Director
                      Term
Expiring
Richard E. Cavanagh                              3 years
2005
James Clayburn  La Force, Jr
    3 years
2005

	Directors whose term of office continues beyond this meeting are Andrew F. Brimmer, Kent Dixon, Frank J. Fabozzi, Laurence D. Fink, Walter F. Mondale and Ralph L. Schlosstein.

	Shareholders elected the two Directors. The results of the voting were as follows:



Votes for

 Votes Against
Abstentions
Richard E. Cavanagh  25,280,838
349,674
James Clayburn  La Force, Jr 25,281,367

349,145